UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         _______________________________

                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) September 9, 2004


                           ADVANCE TECHNOLOGIES, INC.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


             NEVADA                     0-27175                  95-4755369
________________________________________________________________________________
 (State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)


                           716 Yarmouth Rd., Suite 215
                         Palos Verdes Estates, CA 90274
               ___________________________________________________
               (Address of principal executive offices) (Zip Code)


                                 (310) 265-7776
               __________________________________________________
               Registrant's telephone number, including area code


                                 Not Applicable
         _____________________________________________________________
         (Former name or former address, if changed since last report)


Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS.

                         Enhanced Vision Market Factors

Advance Technologies Inc. has received numerous inquiries in the last year with regard to the Enhanced Vision market. It is obvious that more information could be helpful to our shareholders. Accordingly, this paper has been prepared to shed additional light on EVS and how those factors could affect our future. It does not provide any new information, it merely expands upon and consolidates information already available through public sources.

The initial EVS certification and the production was for aircraft models in production. The launch customer offered EVS as optional equipment to their buyers. The buyer response was so strong that within 6-9 months, EVS was incorporated into the baseline as standard equipment.

For the first year, production increased each quarter to maximum rate in early 2003. At this rate most of the units were designated for retro-fit of delivered aircraft. These aircraft had been delivered prior to certification without EVS installed. Once this backlog is satisfied, we expect unit sales to decline to the base aircraft monthly production rate.

Early in 2003 the launch customer received inquires from previous buyers of older models. They were interested in the availability of EVS for their aircraft. As a result of this interest, the launch customer initiated an EVS certification effort for these earlier aircraft models. This effort resulted in FAA certifications in late 2003 and early 2004. The launch customer has established a retro-fit program that combines the EVS retrofit modification with normal scheduled maintenance. This strategy makes EVS installation more affordable and reduces the time period that the aircraft is out-of-service. There has been no information released on booking or sales.

In late 2003 our licensee signed an agreement with a new customer. This event is significant for several reasons. The most obvious effect is the new customer will provide additional sales. Less obvious, but equally important, is this customer is the first end-user. He is not an aircraft OEM, but an owner-operator of a fleet of aircraft. The largest market envisioned for EVS is the end-user operator. An FAA Flight Operations Rule change for EVS was adopted early 2004 making certification easier for EVS. And lastly, the completion of this contract will add four new aircraft type/models to the list of FAA Supplemental Type Certifications (STC) approved for EVS.

These factors as well as others will affect our future sales and royalties. We cannot predict or project with any degree of accuracy the size of our EVS market. At the end of June 2004, we were within 16 units of meeting the second level of royalties specified in our agreement.

The competitive nature of commercial aviation industry limits access to reliable information. Our licensee and launch customer release very little information. Advanced Technologies recommends that interested parties periodically review the websites of Kollsman.com and Gulfstream.com for the most current information. Lack of data clouds future events. When data is available, the information should be used with caution. We hope this discussion provides additional insight into the EVS market and some of the market factors Advanced Technologies cannot guarantee future events due to factors and conditions beyond our control.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  September 9, 2004                    ADVANCE TECHNOLOGIES, INC.



                                             By: /s/ GARY E. BALL
                                                 _______________________
                                                 Gary E. Ball
                                                 President and Director


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